CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement of Airguide, Inc. on Form SB-2 of our reports dated June 23, 2006, relating to the consolidated financial statements of Amerex Companies, Inc. and financial statements of Waste Express, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ SARTAIN FISCHBEIN + CO.

Tulsa, Oklahoma

July 10, 2006